Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES REDEMPTION OF SUBORDINATED NOTES

Jeffersonville, IN – May 1, 2025. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), announced today the redemption of $20.0 million of subordinated notes, at par, on April 30, 2025. The subordinated notes were issued by the Company on September 20, 2018 as a 5.95% Fixed-to-Floating Rate Subordinated Note due 2028, in the principal amount of $20.0 million. Prior to redemption, the subordinated notes were floating rate and yielded 7.66%. In order to consummate the redemption, the Bank paid the Company a dividend of $19.0 million, which the Bank funded with a like dollar amount of short-term wholesale borrowings at a rate of 4.48%. Subsequent to the dividend, the Bank maintained leverage and total risk-based capital ratios in excess of 9.0% and 12.0%, respectively, as of March 31, 2025. Subsequent to the redemption, the Company maintained leverage and total risk-based capital ratios in excess of 9.0% and 12.0%, respectively, as of April 30, 2025.

Commenting on the redemption, Larry W. Myers, President and CEO, stated “We are very pleased to have redeemed and retired this excess, high-cost debt, which we expect will contribute to expansion in net interest margin. This debt redemption and the repurchase of Company common shares have been strategic initiatives we’ve desired to implement. The redemption helps clear a path for the opportunity to repurchase Company common shares in the forthcoming months should we continue to build excess capital, which we currently anticipate, and should such repurchases be accretive to the Company’s earnings per share.”

The Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the Ohio River from Louisville, Kentucky, and operates fifteen depository branches within Southern Indiana. The Bank also has two national lending programs, including single-tenant net lease commercial real estate and SBA lending, with offices located predominately in the Midwest. The Bank is a recognized leader, both in its local communities and nationally for its lending programs. The employees of First Savings Bank strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG.”

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions; changes in market interest rates; changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed in the Company's periodic filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this release or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724